WARRANT AMENDMENT AGREEMENT

THIS AMENDMENT made effective as of December ____, 2007

BETWEEN:

ANOORAQ RESOURCES CORPORATION, a corporation incorporated under the laws of the Province of British Columbia

(“Company”)

AND:

THE PELAWAN TRUST, an inter vivos trust established under the laws of South Africa in accordance with the Trust Deed dated September 2, 2004, the present trustees of which are Deneys Reitz Trust (Proprietary) Limited, Tumelo Moathlodi Motsisi, and Asna Chris Harold Motaung

(“Holder”)

WHEREAS:

A.	The Company issued warrant certificate W-1 (“Warrant Certificate W-1”) representing 167,000,000 common share purchase warrants of the Company to the Holder on June 14, 2007.

B.	The parties wish to amend the terms and conditions of Warrant Certificate W-1 representing the BEE Warrants on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties agree as follows:

1.

Interpretation. Terms used but not defined in this Amendment will have the same meaning herein as in Warrant Certificate W-1. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to Warrant Certificate W-1.

2.	Amendments to Section 4(a). Section 4(a) is hereby amended by deleting the existing Section 4(a) in its entirety and replacing it with the following:

“The Holder may exercise the right to subscribe and purchase the number of BEE Warrant Shares herein provided for by:

(i)

delivering to the Company prior to the Expiry Time at its principal office this BEE Warrant Certificate, with an unconditional and irrevocable subscription in the form attached hereto as Schedule “A” duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, together with a certified cheque or bank draft payable to or to the order of the Company in an amount equal to the aggregate Exercise Price in respect of the BEE Warrants so exercised to the Company; or

(ii)

delivering to the Company prior to the Expiry Time at its principal office this BEE Warrant Certificate, with a conditional and irrevocable subscription in the form attached hereto as Schedule “B” duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, and evidence satisfactory to the Company of the payment of escrowed funds (the “Deposit”) equal to the aggregate exercise price in respect of the BEE Warrants so exercised, such Deposit to be held in an interest bearing account with a registered bank (the “Account Bank”) pursuant to a deposit account agreement (the “Deposit Account Agreement”) entered into between the Company, the Account Bank and the Pelawan Trust.

Any BEE Warrant Certificate so surrendered shall be deemed to be surrendered only upon delivery thereof to the Company at its principal office set forth herein (or to such other address as the Company may notify the Holder).”

3.	Amendments to Section 4(b). Section 4(b) is hereby amended by deleting the existing section 4(b) in its entirety and replacing it with the following:

“Upon:

(i)	the exercise of BEE Warrants and unconditional subscription for BEE Warrant Shares in accordance with subsection 4(a)(i); or

(ii)

the exercise of BEE Warrants in accordance with subsection 4(a)(ii) and the subscription for BEE Warrant Shares becoming unconditional by receipt by the Company of payment of the Exercise Price, plus interest accrued thereon in accordance with the Deposit Account Agreement, for such BEE Warrant Shares, the Company shall cause to be issued to the Holder hereof the BEE Warrant Shares unconditionally subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this BEE Warrant Certificate and the Holder hereof shall become a shareholder of the Company in respect of the BEE Warrant Shares subscribed for with effect from the date of delivery of the applicable subscription form to the Company and shall be entitled to delivery of a certificate evidencing the BEE Warrant Shares and the Company shall cause such certificates to be mailed to the Holder hereof at the address or addresses specified in such subscription as soon as practicable.”

4.	Amendment to Section 4(c). Section 4(c) is hereby amended by:

	(a)	renumbering the existing sections 4(c) and 4(d) as “4(d)” and “4(e)”; and

	(b)	inserting the following new Section 4(c):

“If the Holder exercises BEE Warrants and conditionally subscribes for BEE Warrant Shares pursuant to subsection 4(a)(ii) and the subscription for any BEE Warrant Shares does not become unconditional on or prior to the Expiry Time, the conditions attached to the Holder’s exercise of such BEE Warrants and subscription for such BEE Warrant Shares shall be deemed not to be satisfied and such exercise and subscription shall be deemed null, void and of no effect.”

5.	Amendment to Schedule A. Schedule A is hereby amended by adding “unconditionally and” immediately after “hereby” in the first sentence thereof.

6.	Addition of Schedule B. A new Schedule B is hereby added following the existing Schedule A, as set forth in Schedule B of Exhibit A hereto.

7.

Effect of Amendment. Warrant Certificate W-1 and this Amendment will be read together and will have effect so far as practicable as though all provisions thereof and hereof were contained in one instrument, and the parties expressly adopt the amended Warrant Certificate W-1, the form of which is attached hereto as Exhibit A.

In case of any conflict between the provisions of the original Warrant Certificate W-1 and the provisions of this Amendment, the provisions of this Amendment will prevail.

8.

Consequential Amendments. All references to Warrant Certificate W-1 in other documents or agreements made between the parties will be deemed to have been amended to refer to Warrant Certificate W-1, as amended.

9.	Benefit of the Amendment. This Amendment will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

10.	Governing Law. This Amendment is governed by and will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

11.

Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

12.

Electronic Execution. Delivery of an executed signature page to this Amendment by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Amendment by such party.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF the parties have executed this Warrant Certificate W-1 Amendment as of this _____day of December, 2007.

ANOORAQ RESOURCES CORPORATION

Per:
Name:
Title:

THE PELAWAN TRUST

Per:
Name:
Title:

Per:
Name:
Title:

EXHIBIT A

Form of Amended Warrant Certificate W-1

Attached.

WARRANT TO PURCHASE COMMON SHARES OF
ANOORAQ RESOURCES CORPORATION

Number: W-1	Number of BEE Warrants
represented by this certificate:
167,000,000

THIS CERTIFIES THAT, for value received, the Pelawan Trust (the “Holder”), being the registered holder of this warrant (“BEE Warrant”) is entitled, at any time prior to the Expiry Time (as defined below) to subscribe for and purchase that number of common shares (“BEE Warrant Shares”) of Anooraq Resources Corporation (the “Company”) set forth above by surrendering to the Company at its principal office, Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, Canada, this certificate (the “BEE Warrant Certificate”), with a completed and executed subscription form, and payment in full for the BEE Warrant Shares being purchased at the Exercise Price defined in Section 1 hereof, subject to adjustment as set out herein, which payment shall be made by certified cheque or such other means acceptable to the Company in same day freely transferable funds at par in Vancouver.

The Company shall treat the Holder as the absolute owner of this BEE Warrant for all purposes and the Company shall not be affected by any notice or knowledge to the contrary. The Holder shall be entitled to the rights evidenced by this BEE Warrant free from all equities and rights of set-off or counterclaim between the Company and the original or any intermediate holder and all persons may act accordingly and the receipt by the Holder of the BEE Warrant Shares issuable upon exercise hereof shall be a good discharge to the Company and the Company shall not be bound to inquire into the title of any such Holder.

1.	Definitions: In this BEE Warrant Certificate, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings namely:

	(a)	“Adjustment Period” means the period commencing on the date hereof and ending at the Expiry Time;

	(b)	“BEE Warrant” means a non-transferable warrant exercisable to purchase one BEE Warrant Share at the Exercise Price until the Exercise Time.

	(c)	“BEE Warrant Certificate” means this certificate representing BEE Warrants, together with any duly issued replacement or substitution therefor;

	(d)	“BEE Warrant Shares” means the Common Shares in the capital of the Company issuable upon due exercise of the BEE Warrants;

	(e)	“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions are closed in Toronto, Ontario and Vancouver, British Columbia;

(f)

“Common Shares” means the common shares, without par value, in the share capital of the Company as such shares are constituted on the date hereof, as the same may be reorganized, reclassified or otherwise changed pursuant to any of the events set out in Section 11 hereof;

(g)	“Company” means Anooraq Resources Corporation, a company incorporated under the Business Corporations Act (British Columbia) and its successors and assigns;

(h)	“Concurrent Financing” means an equity financing undertaken by the Company that either:

	(i)	raises an amount of at least $98,400,000; or

	(ii)	is undertaken pursuant to a Material Transaction;

(i)

“Current Market Price” at any date and in relation to any share, means the volume weighted average trading price for such shares for the 20 consecutive Trading Days immediately preceding such date on the principal stock exchange on which the Common Shares are listed and as selected by the directors, or, if such Common Shares are not listed on any stock exchange then on such over-the- counter market, as may be selected for such purpose by the directors;

(j)

“director” means a director of the Company for the time being and, unless otherwise specified herein, reference to action “by the directors” means action by the directors of the Company as a board or, whenever duly empowered, action by any committee of such board;

(k)	“Disinterested Majority” has the same meaning as such term in the Share Exchange Agreement;

(l)

“Dividends Paid in the Ordinary Course” means cash dividends declared payable on the Common Shares in any fiscal year of the Company to the extent that such cash dividends do not exceed, in the aggregate, greater than:

	(i)	twenty (20%) percent of the retained earnings of the Company as at the end of its immediately preceding fiscal year; and

	(ii)	forty (40%) percent of the aggregate consolidated net income of the Company, determined before computation of extraordinary items, for its immediately preceding fiscal year;

(m)	“Exercise Price” means the higher of:

	(i)	$1.35 per BEE Warrant Share in respect of BEE Warrants exercised on or before December 31, 2007, or $1.485 per BEE Warrant Share in respect of BEE Warrants exercised after December 31, 2007; and

(ii) a price per BEE Warrant Share that is 50% less than the Common Share price payable by arms’ length third parties under the Concurrent Financing;

(n)	“Expiry Day” means December 31, 2008;

(o)	“Expiry Time” means 5:00 p.m., Vancouver time, on the Expiry Day;

(p)	“Holder” means the holder set forth on the first page hereof;

(q)	“Material Transaction” has the same meaning as such term in the Share Exchange Agreement;

(r)

“person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof or any other entity whatsoever;

(s)

“Share Exchange Agreement” means the Share Exchange Agreement between Pelawan Investments (Proprietary) Limited and the Company dated January 21, 2004, as amended by the addenda thereto dated September 20, 2004 and November 11, 2005;

(t)	“Shareholders Agreement” means the Shareholders Agreement between Pelawan, the Company and the Pelawan Trust made as of September 19, 2004;

(u)	“Statutory Shareholding” has the same meaning as such term in the Share Exchange Agreement;

(v)

“Trading Day” means, with respect to a stock exchange, a day on which such exchange is open for the transaction of business and with respect to the over-the- counter market means a day on which the TSX Venture Exchange is open for the transaction of business;

2.

Expiry Time: At the Expiry Time, all rights under the BEE Warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall expire and be of no further force and effect.

3.

Exercise of BEE Warrants: The BEE Warrants shall be exercised in the event that the Company undertakes a Concurrent Financing, in which event Holder shall exercise at least that number of BEE Warrants that is necessary to ensure at minimum that the Statutory Shareholding of the Holder in the issued share capital of the Company is maintained after the closing of such Concurrent Financing.

4.	Exercise Procedure:

	(a)	The Holder may exercise the right to subscribe and purchase the number of BEE Warrant Shares herein provided for by:

(i)

delivering to the Company prior to the Expiry Time at its principal office this BEE Warrant Certificate, with an unconditional and irrevocable subscription in the form attached hereto as Schedule “A” duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, together with a certified cheque or bank draft payable to or to the order of the Company in an amount equal to the aggregate Exercise Price in respect of the BEE Warrants so exercised to the Company; or

(ii)

delivering to the Company prior to the Expiry Time at its principal office this BEE Warrant Certificate, with a conditional and irrevocable subscription in the form attached hereto as Schedule “B” duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, and evidence satisfactory to the Company of the payment of escrowed funds (the “Deposit”) equal to the aggregate exercise price in respect of the BEE Warrants so exercised, such Deposit to be held in an interest bearing account with a registered bank (the “Account Bank”) pursuant to a deposit account agreement (the “Deposit Account Agreement”) entered into between the Company, the Account Bank and the Pelawan Trust.

(b)	Upon:

	(i)	the exercise of BEE Warrants and unconditional subscription for BEE Warrant Shares in accordance with subsection 4(a)(i); or

(ii)

the exercise of BEE Warrants in accordance with subsection 4(a)(ii) and the subscription for BEE Warrant Shares becoming unconditional by receipt by the Company of payment of the Exercise Price, plus interest accrued thereon, for such BEE Warrant Shares, the Company shall cause to be issued to the Holder hereof the BEE Warrant Shares unconditionally subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this BEE Warrant Certificate and the Holder hereof shall become a shareholder of the Company in respect of the BEE Warrant Shares subscribed for with effect from the date of delivery of the applicable subscription form to the Company and shall be entitled to delivery of a certificate evidencing the BEE Warrant Shares and the Company shall cause such certificates to be mailed to the Holder hereof at the address or addresses specified in such subscription as soon as practicable.

(c)

If the Holder exercises BEE Warrants and conditionally subscribes for BEE Warrant Shares pursuant to subsection 4(a)(ii) and the subscription for any BEE Warrant Shares does not become unconditional on or prior to the Expiry Time, the conditions attached to the Holder’s exercise of such BEE Warrants and subscription for such BEE Warrant Shares shall be deemed not to be satisfied and such exercise and subscription shall be deemed null, void and of no effect.

(d)

All BEE Warrant Shares issued pursuant to the exercise of this BEE Warrant, shall constitute Adjustment Consideration Shares (as defined in the Share Exchange Agreement) and are subject to the provisions of the Share Exchange Agreement and the Shareholders Agreement, including without limitation the lock-up provisions, restrictions on transfer and legends provisions (mutatis mutandis on the basis that the BEE Warrant Shares shall, until the closing of a Concurrent Financing, be deemed to constitute for such purposes Consideration Shares comprising the Lockup Shareholding). In addition, in the event that this BEE Warrant is exercised before October 15, 2007, the certificates representing the BEE Warrant Shares issued upon such exercise shall bear the following legends:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITY REPRESENTED BY THIS CERTIFICATE SHALL NOT TRADE THE SECURITY BEFORE OCTOBER 15, 2007.”

and

"WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL OCTOBER 15, 2007."

provided that, if at any time, in the opinion of counsel to the Company, such legends are no longer necessary or advisable under any such securities laws, or the holder of any such legended certificate, provides the Company with evidence satisfactory in form and substance to the Company (which may include an opinion of counsel satisfactory to the Company) to the effect that such legends are not required, such legended certificate may thereafter be surrendered to the Company in exchange for a certificate which does not bear such legend.

(e)

This BEE Warrant may not be exercised in the United States or by or on behalf of a U.S. person (as that term is defined in Regulation S promulgated under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”)).

5.

Partial Exercise: The Holder may subscribe for and purchase a number of BEE Warrant Shares less than the number the Holder is entitled to purchase pursuant to this BEE Warrant Certificate. In the event of any such subscription prior to the Expiry Time, the Holder shall in addition be entitled to receive, without charge, a new BEE Warrant Certificate in respect of the balance of the BEE Warrant Shares which the Holder was entitled to subscribe for pursuant to this BEE Warrant Certificate and which were then not purchased.

6.

No Fractional Common Shares or Warrants: Notwithstanding any adjustments provided for in Section 11 hereof or otherwise, the Company shall not be required upon the exercise of any BEE Warrants to issue fractional BEE Warrant Shares in satisfaction of its obligations hereunder and, in any such case, the number of BEE Warrant Shares issuable upon the exercise of any BEE Warrants shall be rounded down to the nearest whole number.

7.

Exchange of BEE Warrant Certificates: This BEE Warrant Certificate may be exchanged for BEE Warrant Certificates representing in the aggregate the same number of BEE Warrants and entitling the Holder thereof to subscribe for and purchase an equal aggregate number of BEE Warrant Shares at the same Exercise Price and on the same terms as this BEE Warrant Certificate (with or without legends as may be appropriate).

8.

Not a Shareholder: Nothing in this BEE Warrant Certificate or in the holding of a BEE Warrant evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company.

9.

No Obligation to Purchase: Nothing herein contained or done pursuant hereto shall obligate the Holder to subscribe for or the Company to issue any securities except those securities in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein.

10.	Covenants:

The Company covenants and agrees that so long as any BEE Warrants evidenced hereby remain outstanding:

(a)

The Company shall ensure that a sufficient number of BEE Warrant Shares are allotted and reserved for issuance upon the due exercise of the BEE Warrants; it will cause the BEE Warrant Shares subscribed for and purchased in the manner herein provided to be issued and delivered as directed; and it will ensure that such BEE Warrant Shares shall be issued as fully paid and non-assessable common shares in the capital of the Company.

(b)

The Company shall use all commercially reasonable efforts to preserve and maintain its corporate existence and to ensure that the BEE Warrant Shares are listed and posted for trading on the TSX Venture Exchange on their date of issue, and continue to be listed and posted for trading on either the TSX Venture Exchange or the Toronto Stock Exchange and shall comply in all material respects with the applicable rules and policies of the relevant exchange.

(c)

The Company shall use commercially reasonable efforts to make all requisite filings under applicable securities legislation necessary to remain a reporting issuer not in default in the Canadian jurisdictions in which the Company is currently a reporting issuer for a minimum period of two years from the date hereof.

(d)	If the issuance of the BEE Warrant Shares upon the exercise of the BEE Warrants requires any filing or registration with or approval of any securities regulatory authority or other governmental authority or compliance with any other requirement under any law before such BEE Warrant Shares may be validly issued (other than the filing of a prospectus or similar disclosure document), the Company agrees to use commercially reasonable efforts to take such actions as may be necessary to secure such filing, registration, approval or compliance, as the case may be.

(e)

The Company will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required for the better accomplishing and effecting of the intentions and provisions of this BEE Warrant Certificate.

11.	Adjustments:

(a)

Adjustment: The rights of the holder of this BEE Warrant, including the number of BEE Warrant Shares issuable upon the exercise of such BEE Warrant, will be adjusted from time to time in the events and in the manner provided in, and in accordance with the provisions of, this Section.

(b)

Share Reorganization: The Exercise Price in effect at any date will be subject to adjustment from time to time if and whenever at any time during the Adjustment Period, the Company shall (A) subdivide, redivide or change the outstanding Common Shares into a greater number of Common Shares, or (B) consolidate, combine or reduce the outstanding Common Shares into a lesser number of Common Shares, then, in each such event, the Exercise Price shall, on the record date for such event or, if no record date is fixed, the effective date of such event, be adjusted so that it will equal the rate determined by multiplying the Exercise Price in effect immediately prior to such date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such date before giving effect to such event, and of which the denominator shall be the total number of Common Shares outstanding on such date after giving effect to such event. Such adjustment shall be made successively whenever any such event shall occur. Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date for such stock dividend for the purpose of calculating the number of outstanding Common Shares under paragraphs 10(b)(i) and (ii) hereof.

(c)

Reclassifications: If and whenever at any time during the Adjustment Period, there is (A) any reclassification of or amendment to the outstanding Common Shares, any change of the Common Shares into other shares or any other reorganization of the Company (other than as described in subsection 11(b) hereof), or (B) any consolidation, amalgamation, arrangement, merger or other form of business combination of the Company with or into any other corporation resulting in any reclassification of the outstanding Common Shares, any change of the Common Shares into other shares or any other reorganization of the Company, then, in each such event, the Holder of this BEE Warrant which is thereafter exercised shall be entitled to receive, and shall accept, in lieu of the number of BEE Warrant Shares to which such Holder was theretofore entitled upon such exercise, the kind and number or amount of shares or other securities or property which such Holder would have been entitled to receive as a result of such event if, on the effective date thereof, such Holder had been the registered holder of the number of BEE Warrant Shares to which such Holder was theretofore entitled upon such exercise. If necessary as a result of any such event, appropriate adjustments will be made in the application of the provisions set forth in this subsection with respect to the rights and interests thereafter of the Holder of this BEE Warrant Certificate to the end that the provisions set forth in this subsection will thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares or other securities or property thereafter deliverable upon the exercise of this BEE Warrant. Any such adjustments will be made by and set forth in an instrument supplemental hereto approved by the directors, acting reasonably, and shall for all purposes be conclusively deemed to be an appropriate adjustment.

(d)

If at any time during the Adjustment Period any adjustment or readjustment in the Exercise Price shall occur pursuant to the provisions of subsection 11(b) or 11(c) of this BEE Warrant Certificate, then the number of BEE Warrant Shares purchasable upon the subsequent exercise of the BEE Warrants shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of BEE Warrant Shares purchasable upon the exercise of the BEE Warrants, as applicable, immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Exercise Price.

12.	Rules Regarding Calculation of Adjustment of Exercise Price:

(a)

The adjustments provided for in Section 11 are cumulative and will, in the case of adjustments to the Exercise Price, be computed to the nearest whole BEE Warrant Share and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section 12.

(b)

No adjustment in the Exercise Price is required to be made unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price; provided, however, that any adjustments which, except for the provisions of this subsection, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments.

(c)

No adjustment in the Exercise Price will be made in respect of any event described in Section 11 if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if the Holder had exercised this BEE Warrant prior to or on the effective date or record date of such event. Any participation by the Holder in an event referred to in Section 11 is subject to the prior approval of the TSX Venture Exchange.

(d)

No adjustment in the Exercise Price will be made under Section 11 in respect of the issue from time to time of Common Shares issuable from time to time as Dividends Paid in the Ordinary Course to holders of Common Shares who exercise an option or election to receive substantially equivalent dividends in Common Shares in lieu of receiving a cash dividend.

(e)

If at any time a question or dispute arises with respect to adjustments provided for in Section 11, such question or dispute will be conclusively determined by the auditor of the Company or, if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the directors of the Company and any such determination, subject to regulatory approval and absent manifest error, will be binding upon the Company and the Holder. The Company will provide such auditor or chartered accountant with access to all necessary records of the Company.

(f)

In case the Company after the date of issuance of this BEE Warrant takes any action affecting the Common Shares, other than action described in Section 11, which in the opinion of the board of directors of the Company would materially affect the rights of the Holder, the Exercise Price will be adjusted in such manner, if any, and at such time, by action of the directors of the Company in their sole discretion and by resolution of a Disinterested Majority, acting reasonably and in good faith, but subject in all cases to any necessary regulatory approval. Failure of the taking of action by the directors of the Company so as to provide for an adjustment on or prior to the effective date of any action by the Company affecting the Common Shares will be conclusive evidence that the board of directors of the Company has determined that it is equitable to make no adjustment in the circumstances.

(g)

If the Company sets a record date to take any action referred to in subsections 11(b) or 11(c) and, thereafter and before the taking of such action, decides not to implement its plan to take such action, then no adjustment in the Exercise Price and number of BEE Warrant Shares purchasable upon the exercise of the BEE Warrants will be required by reason of the setting of such record date.

(h)

In the absence of a resolution of the directors of the Company fixing a record date for any event which would require any adjustment to this BEE Warrant, the Company will be deemed to have fixed as the record date therefor the date on which the event is effected.

(i)

As a condition precedent to the taking of any action which would require any adjustment to this BEE Warrant, including the Exercise Price, the Company shall take any corporate action which may be necessary in order that the Company or any successor to the Company or successor to the undertaking or assets of the Company have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(j)	The Company will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 11,

forthwith give notice to the Holder specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Exercise Price.

(k)

The Company covenants to and in favour of the Holder that so long as this BEE Warrant remains outstanding, it will give notice to the Holder of the effective date or of its intention to fix a record date for any event referred to in Section 11 whether or not such event gives rise to an adjustment in the Exercise Price or the number and type of securities issuable upon the exercise of the BEE Warrants and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Company shall only be required to specify in such notice such particulars of such event as have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days in each case prior to such applicable record date or effective date.

(l)

In any case in which this Section shall require that an adjustment shall become effective immediately after a record date for or an effective date of an event referred to herein, the Company may defer, until the occurrence and consummation of such event, issuing to the Holder of this BEE Warrant, if exercised after such record date or effective date and before the occurrence and consummation of such event, the additional BEE Warrant Shares or other securities or property issuable upon such exercise by reason of the adjustment required by such event, provided, however, that the Company will deliver to the Holder an appropriate instrument evidencing the Holder’s right to receive such additional BEE Warrant Shares or other securities or property upon the occurrence and consummation of such event and the right to receive any dividend or other distribution in respect of such additional BEE Warrant Shares or other securities or property declared in favour of the holders of record of Common Shares or of such other securities or property on or after the Exercise Date or such later date as the Holder would, but for the provisions of this subsection, have become the holder of record of such additional BEE Warrant Shares or of such other securities or property.

13.

Representation and Warranty: The Company hereby represents and warrants with and to the Holder that the Company is duly authorized and has the corporate power and authority to create and issue this BEE Warrant and the BEE Warrant Shares issuable upon the exercise hereof and perform its obligations hereunder and that this BEE Warrant represents a valid, legal and binding obligation of the Company enforceable against it in accordance with its terms.

14.

If Share Transfer Books Closed: The Company shall not be required to deliver certificates for BEE Warrant Shares while the share transfer books of the Company are properly closed, prior to any meeting of shareholders or for the payment of dividends or for any other purpose and in the event of the surrender of any BEE Warrant in accordance with the provisions hereof and the making of any subscription and payment for the BEE Warrant Shares called for thereby during any such period delivery of certificates for the BEE Warrant Shares may be postponed for a period not exceeding five Business Days after the date of the re-opening of said share transfer books provided that any such postponement of delivery of certificates shall be without prejudice to the right of the Holder, if the Holder has surrendered the same and made payment during such period, to receive such certificates for the BEE Warrant Shares called for after the share transfer books shall have been re-opened.

15.

Lost Certificate: If the BEE Warrant Certificate evidencing the BEE Warrants issued hereby becomes stolen, lost, mutilated or destroyed the Company may, on such terms as it may in its discretion, acting reasonably, impose, issue and countersign a new BEE Warrant Certificate of like denomination, tenor and date as the BEE Warrant Certificate so stolen, lost, mutilated or destroyed.

16.

Governing Law: This BEE Warrant shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein. The Company and the Holder hereof irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

17.

Severability: If any one or more of the provisions or parts thereof contained in this BEE Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom.

18.

Headings: The headings of the articles, sections, subsections and clauses of this BEE Warrant Certificate have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this BEE Warrant Certificate.

19.

Numbering of Articles, etc.: Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause, subclause or schedule refers to the article, section, subsection, clause, subclause or schedule bearing that number or letter in this BEE Warrant Certificate.

20.

Gender: Whenever used in this BEE Warrant Certificate, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

21.

Day not a Business Day: In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

22.

Binding Effect: This BEE Warrant Certificate and all of its provisions shall enure to the benefit of the Holder, its successors, assigns and legal personal representatives and shall be binding upon the Company and its successors.

23.

Notice: Unless herein otherwise expressly provided, a notice to be given hereunder will be deemed to be validly given if the notice is sent by telecopier, prepaid same day courier or first class mail addressed as follows:

(a)	If to the Holder at the latest address of the Holder as recorded on the books of the Company; and

(b)	If to the Company at:

Anooraq Resources Corporation Suite 1020 - 800 West Pender Street Vancouver, British Columbia V6C 2V6 Canada

Attention:	Ronald W. Thiessen, President;
Jeffrey L. Mason, CFO
Telecopier No.:	604-684-8092

Any notice given as aforesaid shall conclusively be deemed to have been received by the addressee, if sent by telecopier on the day of transmission or, if such day is not a Business Day, on the next Business Day, if sent by courier, on the next following Business Day and, if sent by mail, on the fifth day following the posting thereof.

24.

No Transfer: The BEE Warrants evidenced hereby are non-assignable, non-transferable and non-negotiable and may not be exercised by or for the benefit of any person other than the Holder, without the express written consent of the Company, unless the BEE Warrants have been assigned for the purposes of financing Pelawan, to a person specified in, and otherwise mutatis mutandis (on the basis that the BEE Warrants shall be deemed to constitute for such purposes “Consideration Shares comprising the Statutory Shareholding”) in accordance with the provisions of, Section 4.06 of the Shareholders Agreement.

25.	Time of Essence: Time shall be of the essence hereof.

IN WITNESS WHEREOF the Company has caused this Warrant certificate to be signed by its duly authorized officer as of this 14th day of June, 2007 and as amended December ___, 2007..

ANOORAQ RESOURCES CORPORATION

Per:

SCHEDULE A

SUBSCRIPTION FORM

TO: Anooraq Resources Corporation, Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, Canada

The undersigned holder of the within BEE Warrant hereby unconditionally and irrevocably subscribes for _________ BEE Warrant Shares of Anooraq Resources Corporation (the “Company”) pursuant to the within BEE Warrant and tenders herewith a certified cheque or bank draft for $______________ in full payment therefor.

By executing this subscription form the undersigned represents and warrants that the undersigned is not a U.S. Person or a Person within the United States and that the BEE Warrant Shares are not being subscribed for on behalf of a U.S. Person (as such terms are defined for purposes of the United States Securities Act of 1933, as amended).

DATED this ___day of ________ , 200_.

NAME:

Signature:

Registration instructions:

     Please check if the certificates representing the BEE Warrant Shares are to be delivered at the office where this BEE Warrant Certificate is surrendered, failing which the certificates representing the BEE Warrant Shares will be mailed to the address in the registration instructions set out above.

     If any BEE Warrant Shares represented by this BEE Warrant Certificate are not being exercised, a new BEE Warrant Certificate representing the unexercised BEE Warrants will be issued and delivered with the certificates representing the BEE Warrant Shares subscribed for.

SCHEDULE B

SUBSCRIPTION FORM

TO: Anooraq Resources Corporation, Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, Canada

The undersigned holder of the within BEE Warrant hereby conditionally and irrevocably subscribes for _________ BEE Warrant Shares of Anooraq Resources Corporation (the “Company”) pursuant to the within BEE Warrant and tenders herewith [describe evidence satisfactory to the Company of the payment of the Deposit] equal to $______________ per BEE Warrant Share subscribed for, which amount shall bear interest in accordance with the Deposit Account Agreement (such amount, together with interest thereon being the “Payment Amount”). Each subscription per BEE Warrant Share shall become unconditional upon receipt by the Company of the Payment Amount in respect of such BEE Warrant Share.

By executing this subscription form the undersigned represents and warrants that the undersigned is not a U.S. Person or a Person within the United States and that the BEE Warrant Shares are not being subscribed for on behalf of a U.S. Person (as such terms are defined for purposes of the United States Securities Act of 1933, as amended).

DATED this ___ day of _______, 200_.

NAME:

Signature:

Registration
instructions:

     Please check if the certificates representing the BEE Warrant Shares are to be delivered at the office where this BEE Warrant Certificate is surrendered, failing which the certificates representing the BEE Warrant Shares will be mailed to the address in the registration instructions set out above.

     If any BEE Warrant Shares represented by this BEE Warrant Certificate are not being exercised, a new BEE Warrant Certificate representing the unexercised BEE Warrants will be issued and delivered with the certificates representing the BEE Warrant Shares subscribed for.